Exhibit 99.(b)(1)

AMENDMENT TO THE BY-LAWS

OF

VALUE LINE SELECT GROWTH FUND, INC.

A majority of the Board of Directors of Value Line Select Growth Fund, Inc., a Maryland corporation (the “Fund”), acting pursuant to Article VIII of the Fund’s undated By-laws filed with the Securities and Exchange Commission on February 24, 1999 (the “By-laws”) have amended the By-laws by unanimous vote at a meeting of the Board of Directors held June 18, 2026, as follows:

1. The name of the Fund is hereby changed, effective on or shortly after June  18, 2026, from Value Line Select Growth Fund, Inc. to Value Line Select Core Fund, Inc.